UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No.     )*

AMERISOURCEBERGEN CORPORATION

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

03073E105

(CUSIP Number)

Thomas J. Sabatino, Jr. Executive Vice President – General Counsel, Corporate Secretary Walgreen Co. 108 Wilmot Road Deerfield, Illinois 60015 (847) 315-2500	Marco Pagni Group Legal Counsel & Chief Administrative Officer Alliance Boots GmbH Untermattweg 8 3027 Bern, Switzerland + 44 207 138 1170	David J. Sorkin Kohlberg Kravis Roberts & Co. L.P. 9 West 57th Street, Suite 4200 New York, New York 10019 (212) 750-8300

With a copy to:	With a copy to:	With a copy to:
Andrew R. Brownstein Benjamin M. Roth Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Benjamin Burman Darrois Villey Maillot Brochier 69, avenue Victor Hugo 75116 Paris, France +33 1 45 02 1919	Mark D. Pflug Simpson Thacher & Bartlett LLP 425 Lexington Ave. New York, New York 10017 (212) 455-2000
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

April 9, 2014

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

13D

CUSIP No. 03073E105

1	Name of Reporting Person WAB Holdings LLC
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) AF, WC
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) OO

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person Walgreens Pharmacy Strategies, LLC
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) AF, WC
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Illinois
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) OO

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person Bond Drug Company of Illinois, LLC
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) AF, WC
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Illinois
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) OO

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person Walgreen Eastern Co., Inc.
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) AF, WC
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization New York
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) CO

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person Walgreen Arizona Drug Co.
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) AF, WC
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Arizona
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) CO

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person Walgreen Hastings Co.
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) AF, WC
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Nebraska
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) CO

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person Walgreen Co.
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) WC
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Illinois
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) HC, CO

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person Alliance Boots Luxembourg S.à r.l.
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Grand Duchy of Luxembourg
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (see instructions) OO

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person Alliance Boots Holdings Limited
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization England and Wales
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) CO

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person AB Acquisitions UK Holdco 7 Limited
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization England and Wales
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) CO

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person AB Acquisitions Limited
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization England and Wales
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) CO

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person Alliance Boots International Limited
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization England and Wales
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) CO

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person Alliance Boots Limited
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization England and Wales
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) CO

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person AB Acquisitions UK Topco Limited
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization England and Wales
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) CO

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person AB Acquisitions Luxco 1 S.à r.l.
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Grand Duchy of Luxembourg
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (see instructions) OO

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person Alliance Boots GmbH
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Switzerland
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) OO

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person AB Acquisitions Holdings Limited
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Gibraltar
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) OO

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person Alliance Santé Participations S.A.
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Grand Duchy of Luxembourg
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) CO

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person NEWCIP S.A.
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Grand Duchy of Luxembourg
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) CO

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person Stefano Pessina
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Monaco
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) IN

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person KKR Sprint (2006) Limited
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) CO

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person KKR 2006 Fund (Overseas), Limited Partnership
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) PN

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person KKR Associates 2006 (Overseas), Limited Partnership
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) PN

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person KKR 2006 Limited
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) CO

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person KKR Sprint (European II) Limited
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) CO

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person KKR European Fund II, Limited Partnership
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) PN

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person KKR Associates Europe II, Limited Partnership
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) PN

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person KKR Europe II Limited
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) CO

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person KKR Sprint (KPE) Limited
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) CO

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person KKR PEI Investments, L.P.
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) PN

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person KKR PEI Associates, L.P.
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Guernsey, Channel Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) PN

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person KKR PEI GP Limited
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) CO

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person KKR Fund Holdings L.P.
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) PN

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person KKR Fund Holdings GP Limited
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) CO

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person KKR Group Holdings L.P.
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) PN

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person KKR Group Limited
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) CO

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person KKR & Co. L.P.
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) PN

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person KKR Management LLC
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) OO

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person Henry R. Kravis
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) IN

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

13D

CUSIP No. 03073E105

1	Name of Reporting Person George R. Roberts
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐
(b) ☒
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power
	8	Shared Voting Power 11,461,043
	9	Sole Dispositive Power
	10	Shared Dispositive Power 11,461,043
11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,461,043
12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13	Percent of Class Represented by Amount in Row (11) 5.0% *
14	Type of Reporting Person (See Instructions) IN

*	This calculation is based on 229,201,153 shares of Common Stock, par value $0.01 per share, outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

Item 1.	Security and Issuer.

This Statement on Schedule 13D (this “Schedule 13D”) relates to the Common Stock, par value $0.01 per share (“Common Stock”), of AmerisourceBergen Corporation, a Delaware corporation (the “Issuer”). The principal executive offices of the Issuer are located at 1300 Morris Drive, Chesterbrook, Pennsylvania 19087.

Information contained in this Schedule 13D with respect to each Reporting Person (as defined below) and, if applicable, its executive officers, directors and controlling persons, is given solely by such Reporting Person, and no other Reporting Person has responsibility for the accuracy or completeness of information supplied by such other Reporting Person.

Item 2.	Identity and Background.

This Schedule 13D is being filed by: (i) WAB Holdings LLC, a Delaware limited liability company (“WAB Holdings”); (ii) Walgreens Pharmacy Strategies, LLC, an Illinois limited liability company (“WPS”); (iii) Bond Drug Company of Illinois, LLC, an Illinois limited liability company (“Bond Drug”); (iv) Walgreen Eastern Co., Inc., a New York corporation (“WEC”); (v) Walgreen Arizona Drug Co., an Arizona corporation (“WADC”); (vi) Walgreen Hastings Co., a Nebraska corporation (“WHC”); (vii) Walgreen Co., an Illinois corporation (“Walgreen”); (viii) Alliance Boots Luxembourg S.à r.l, a Luxembourg société à responsabilité limitée (limited liability company) (“AB Luxembourg”); (ix) Alliance Boots Holdings Limited, a private limited liability company organized under the laws of England and Wales (“AB Holdings”); (x) AB Acquisitions UK Holdco 7 Limited, a private limited liability company organized under the laws of England and Wales (“AB UK Holdco 7”); (xi) AB Acquisitions Limited, a private limited liability company organized under the laws of England and Wales (“AB Acquisitions”); (xii) Alliance Boots International Limited, a private limited liability company organized under the laws of England and Wales (“AB International”); (xiii) Alliance Boots Limited, a private limited liability company organized under the laws of England and Wales (“AB Limited”); (xiv) AB Acquisitions UK Topco Limited, a private limited liability company organized under the laws of England and Wales (“AB UK Topco”); (xv) AB Acquisitions Luxco 1 S.à r.l., a Luxembourg société à responsabilité limitée (limited liability company) (“AB Luxco 1”); (xvi) Alliance Boots GmbH, a Swiss Gesellschaft mit beschränkter Haftung (limited liability company) (“Alliance Boots”); (xvii) AB Acquisitions Holdings Limited, a private company limited by shares organized under the laws of Gibraltar (“AB Gibco”); (xviii) Alliance Santé Participations S.A., a Luxembourg société anonyme (corporation) (“ASP”); (xix) NEWCIP S.A., a Luxembourg société anonyme (corporation) (“NEWCIP”); (xx) Stefano Pessina, a Monaco citizen (“Pessina”); (xxi) KKR Sprint (2006) Limited, a Cayman Islands exempted limited company (“KKR Sprint 2006”); (xxii) KKR 2006 Fund (Overseas), Limited Partnership, a Cayman Islands exempted limited partnership (“KKR 2006 Fund Overseas LP”); (xxiii) KKR Associates 2006 (Overseas), Limited Partnership, a Cayman Islands exempted limited partnership (“KKR Associates 2006 Overseas LP”); (xxiv) KKR 2006 Limited, a Cayman Islands exempted limited company; (xxv) KKR Sprint (European II) Limited, a Cayman Islands exempted limited company (“KKR Sprint European II”); (xxvi) KKR European Fund II, Limited Partnership, a Cayman Islands exempted limited partnership (“KKR European Fund II”); (xxvii) KKR Associates Europe II, Limited Partnership, a Cayman Islands exempted limited partnership (“KKR Associates Europe II”); (xxviii) KKR Europe II Limited, a Cayman Islands exempted limited company; (xxix) KKR Sprint (KPE) Limited, a Cayman Islands exempted limited company (“KKR Sprint KPE”); (xxx) KKR PEI Investments, L.P., a Guernsey limited partnership (“KKR PEI Investments”); (xxxi) KKR PEI Associates, L.P., a Guernsey limited partnership (“KKR PEI Associates”); (xxxii) KKR PEI GP Limited, a Cayman Islands exempted limited company (“KKR PEI GP”); (xxxiii) KKR Fund Holdings LP, a Cayman Islands exempted limited partnership (“KKR Fund Holdings”); (xxxiv) KKR Fund Holdings GP Limited, a Cayman Islands exempted limited company (“KKR Fund Holdings GP”); (xxxv) KKR Group Holdings L.P., a Cayman Islands exempted limited partnership (“KKR Group Holdings”); (xxxvi) KKR Group Limited, a Cayman Islands exempted limited company (“KKR Group”); (xxxvii) KKR & Co. L.P., a Delaware limited partnership (“KKR & Co.”); (xxxviii) KKR Management LLC, a Delaware limited liability company (“KKR Management”); (xxxix) Henry R. Kravis, a United States citizen; and (xl) George R. Roberts, a United States citizen. WAB Holdings, WPS, Bond Drug, WEC, WADC, WHC, Walgreen, AB Luxembourg, AB Holdings, AB UK Holdco 7, AB Acquisitions, AB International, AB Limited, AB UK Topco, AB Luxco 1, Alliance Boots, AB Gibco, ASP, NEWCIP, Pessina, KKR Sprint 2006, KKR 2006 Fund Overseas LP, KKR Associates 2006 Overseas LP, KKR 2006 Limited, KKR Sprint European II, KKR European Fund II, KKR Associates Europe II, KKR Europe II Limited, KKR Sprint KPE, KKR PEI Investments, KKR PEI Associates, KKR PEI GP, KKR Fund Holdings, KKR Fund Holdings GP, KKR Group Holdings, KKR Group, KKR & Co., KKR Management, Mr. Kravis and Mr. Roberts are collectively referred to as the “Reporting Persons.” The agreement among the Reporting Persons relating to the joint filing of this Schedule 13D is attached as Exhibit 99.1 hereto.

All of the shares of Common Stock reported by the Reporting Persons in this Schedule 13D are held of record by WAB Holdings. WAB Holdings was formed solely for the purpose of investing in the Issuer.

WAB Holdings is jointly-owned directly by WPS and AB Luxembourg. WPS is a direct wholly-owned subsidiary of Bond Drug. Bond Drug is a direct wholly-owned subsidiary of WEC. WEC is a direct wholly-owned subsidiary of WADC. WADC is a direct wholly-owned subsidiary of WHC. WHC is a direct wholly-owned subsidiary of Walgreen. Walgreen, together with its subsidiaries, including WPS, Bond Drug, WEC, WADC and WHC, is principally engaged in the business of operating drugstore chains, including by offering products and services through drugstores, as well as through mail, by telephone and online.

AB Luxembourg is principally engaged in the business of investing in and holding the securities of subsidiary undertakings. AB Luxembourg is a direct wholly-owned subsidiary of AB Holdings. AB Holdings is a direct wholly-owned subsidiary of AB UK Holdco 7. AB UK Holdco 7 is a direct wholly-owned subsidiary of AB Acquisitions. AB Acquisitions is a direct wholly-owned subsidiary of AB International. AB International is a direct wholly-owned subsidiary of AB Limited. AB Limited is a direct wholly-owned subsidiary of AB UK Topco. AB UK Topco is a direct wholly-owned subsidiary of AB Luxco 1. AB Luxco 1 is a direct wholly-owned subsidiary (within the meaning of Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of Alliance Boots. Alliance Boots, together with its subsidiaries, including AB Luxembourg, AB Holdings, AB UK Holdco 7, AB Acquisitions, AB International, AB Limited, AB UK Topco and AB Luxco 1, is an international pharmacy-led health and beauty group, principally engaged in delivering a range of products and services to customers.

Alliance Boots is 55% held by AB Gibco. In addition, Walgreen indirectly owns a 45% equity interest in Alliance Boots and an option that provides Walgreen the right, but not the obligation, to elect to purchase the remaining 55% from AB Gibco during the six-month period beginning February 2, 2015 (such purchase of the remaining 55% pursuant to such option, the “Second Step Transaction”).

AB Gibco is principally engaged in the business of investing in and holding the securities of subsidiary undertakings, including Alliance Boots. AB Gibco is jointly-controlled by ASP, KKR Sprint 2006, KKR Sprint European II and KKR Sprint KPE. NEWCIP is the sole shareholder of ASP and Pessina holds 100% voting control over NEWCIP. The principal business of ASP and NEWCIP is the holding of investments. The principal business occupation of Pessina is as the Executive Chairman of Alliance Boots. Pessina is also a director of Walgreen.

KKR 2006 Fund Overseas LP is the sole shareholder of KKR Sprint 2006. KKR Associates 2006 Overseas LP is the general partner of KKR 2006 Fund Overseas LP. KKR 2006 Limited is the general partner of KKR Associates 2006 Overseas LP. KKR European Fund II is the controlling shareholder of KKR Sprint European II. KKR Associates Europe II is the general partner of KKR European Fund II. KKR Europe II Limited is the general partner of KKR Associates Europe II. KKR PEI Investments is the sole shareholder of KKR Sprint KPE. KKR PEI Associates is the general partner of KKR PEI Investments. KKR PEI GP is the general partner of KKR PEI Associates. KKR Fund Holdings is the sole shareholder of KKR 2006 Limited, KKR Europe II Limited and KKR PEI GP. KKR Fund Holdings GP is a general partner of KKR Fund Holdings. KKR Group Holdings is the sole shareholder of KKR Fund Holdings GP and a general partner of KKR Fund Holdings. KKR Group is the general partner of KKR Group Holdings. KKR & Co. is the sole shareholder of KKR Group. KKR Management is the general partner of KKR & Co. Messrs. Kravis and Roberts are officers and the designated members of KKR Management.

KKR Sprint 2006, KKR Sprint European II and KKR Sprint KPE are formed for the purpose of investing in AB Gibco. KKR Associates 2006 Overseas LP, KKR 2006 Limited, KKR Associates Europe II, KKR Europe II, KKR PEI Associates, KKR PEI GP are each principally engaged in the business of being a general partner, as described above. Each of KKR 2006 Overseas LP, KKR European Fund II, and KKR PEI Investments, KKR Fund Holdings, KKR Fund Holdings GP, KKR Group Holdings, KKR Group, KKR & Co. and KKR Management is principally engaged as a holding company for the subsidiaries engaged in the investment management business. The present principal occupation or employment of each of Messrs. Kravis and Roberts is as an executive of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and/or one or more of its affiliates.

The principal business office of WAB Holdings is:

c/o Walgreen Co.	c/o Alliance Boots Luxembourg S.À.R.L.
108 Wilmot Road	59, rue de Rollingergrund
Deerfield, Illinois 60015.	Luxembourg L-2440
Grand Duchy of Luxembourg.

The principal business office of WPS, Bond Drug, WEC, WADC, WHC and Walgreen is:

c/o Walgreen Co.

108 Wilmot Road

Deerfield, Illinois 60015.

The principal business office of AB Luxembourg and AB Luxco 1 is:

59, rue de Rollingergrund

Luxembourg L-2440

Grand Duchy of Luxembourg.

The principal business office of AB Holdings, AB UK Holdco 7, AB Acquisitions, AB International, AB Limited, and AB UK Topco is:

Sedley Place, 4th Floor

361 Oxford Street

London W1C 2JL

United Kingdom.

The principal business office of Alliance Boots is:

Untermattweg 8

3027 Bern

Switzerland.

The principal business office of AB Gibco is:

57/63 Line Wall Road

Gibraltar.

The principal business office of ASP and NEWCIP is:

14, avenue de X Septembre

L-2550 Luxembourg

Grand Duchy of Luxembourg.

The business address of Pessina is:

24 Boulevard du Ténao

Monte Carlo

98000 Monaco.

The address of the principal business office of KKR Sprint 2006, KKR 2006 Fund Overseas LP, KKR Associates 2006 Overseas LP, KKR 2006 Limited, KKR Sprint European II, KKR European Fund II, KKR Associates Europe II, KKR Europe II Limited, KKR Sprint KPE, KKR PEI Investments, KKR PEI Associates, KKR PEI GP, KKR Fund Holdings, KKR Fund Holdings GP, KKR Group Holdings, KKR Group, KKR & Co., KKR Management and Mr. Kravis is:

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, New York 10019

The address of the principal business office of Mr. Roberts is:

c/o Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

Attached as Annex A hereto and incorporated herein by reference is a list containing the (a) name, (b) residence or business address, (c) present principal occupation or employment and the name, principal business address of any corporation or other organization in which such employment is conducted, and (d) citizenship, in each case of each director and executive officer of the Reporting Persons, as applicable.

During the last five years, each Reporting Person and, to the knowledge of such Reporting Person, each person listed in Annex A with respect to such Reporting Person, has not been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) and has not been a party to a civil proceeding of any judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding of any violation with respect to such laws.

Item 3.	Source and Amount of Funds or Other Consideration.

The 11,461,043 shares of Common Stock reported by the Reporting Persons in this Schedule 13D were acquired by WAB Holdings for an aggregate purchase price of approximately $716,683,328 (excluding brokerage commissions). Such shares of Common Stock were acquired with cash contributed to WAB Holdings by Walgreen, on behalf of WPS, pursuant to the LLC Agreement (as defined and further described below). Such funds were available from cash on Walgreen’s balance sheet.

Item 4.	Purpose of Transaction.

The Framework Agreement and the Warrants

The following description of the Framework Agreement (as defined below) is qualified in its entirety by reference to the full text of the Framework Agreement, which is included as Exhibit 99.2 hereto and is incorporated herein by reference. The following description of the Warrants (as defined below) is qualified in its entirety by reference to the full text of the Warrants, which are included as Exhibits 99.3, 99.4, 99.5 and 99.6 hereto and are incorporated herein by reference.

On March 18, 2013, Walgreen, Alliance Boots and the Issuer entered into a Framework Agreement, dated as of March 18, 2013 (the “Framework Agreement”). Under the Framework Agreement, among other things, (1) Walgreen and Alliance Boots were granted the right to purchase up to 19,859,795 shares of Common Stock in open market transactions (such shares, the “Initial Open Market Shares”), (2) WPS was issued (i) a warrant to purchase up to 11,348,456 shares of Common Stock at an exercise price of $51.50 (“Walgreens Warrant 1”) and (ii) a warrant to purchase up to 11,348,456 shares of Common Stock at an exercise price of $52.50 (“Walgreens Warrant 2”), and (3) AB Luxembourg was issued (i) a warrant to purchase up to 11,348,456 shares of Common Stock at an exercise price of $51.50 (together with Walgreens Warrant 1, collectively “Warrant 1”) and (ii) a warrant to purchase up to

11,348,456 shares of Common Stock at an exercise price of $52.50 (together with Walgreens Warrant 2, collectively, “Warrant 2” and Warrant 1 and Warrant 2, collectively, the “Warrants”). The Framework Agreement also provides that, if at any time during the period when Warrant 1 is exercisable the market price of Common Stock is less than the then-applicable exercise price of Warrant 1, the holders of Warrant 1 shall have the right to acquire (either directly or through Walgreen or Alliance Boots or wholly-owned subsidiaries of either) in open market transactions up to an aggregate total 14,185,570 additional shares of Common Stock (the “Additional Open Market Shares”, and together with the Initial Open Market Shares, the “Open Market Purchase Rights”).

The number of Initial Open Market Shares and Additional Open Market Shares Walgreen and Alliance Boots are entitled to purchase is subject to adjustment for stock splits, stock dividends, reclassifications and certain issuances of Common Stock (or securities convertible into or exercisable for Common Stock). The number of shares issuable upon the exercise of Warrant 1 is reduced on a one-for-one basis by acquisitions of Additional Open Market Shares.

Warrant 1 is exercisable in whole or in part and from time to time during a period of six months, beginning on March 18, 2016, at an exercise price of $51.50 per share of Common Stock. Warrant 2 is exercisable in whole or in part and from time to time during a period of six months, beginning on March 18, 2017, at an exercise price of $52.50 per share of Common Stock.

If the Issuer enters into an agreement with a third party other than an Investor (as defined below), recommends that stockholders tender in response to a tender or exchange offer made by a third party other than an Investor or fails to recommend within the ten-business day period specified in Rule 14e-2(a) under the Exchange Act, that stockholders reject a tender or exchange offer made by a third party other than an Investor (any of the foregoing transactions, an “Acceleration Transaction”), and, in response to the foregoing, an Investor has made a Qualifying Public Acquisition Proposal (as defined below), then the Warrants become exercisable on (1) if the completion of the applicable Acceleration Transaction or Qualifying Public Acquisition Proposal requires stockholder approval, five business days before the applicable record date or (2) if such Acceleration Transaction or Qualifying Public Acquisition Proposal is structured as a tender/exchange offer, five business days before the initial expiration date of such tender/exchange offer. In addition, subject to certain exceptions, the Warrants become exercisable if the Issuer issues, authorizes the issuance of or agrees to issue voting securities other than Common Stock. Further, if a third party consummates an acquisition with respect to 30% or more of the Issuer, the Warrants will be accelerated and become exercisable immediately prior to such consummation.

The exercise prices and the number of shares issuable upon exercise of the Warrants are subject to anti-dilution adjustments for stock splits, stock dividends, reclassifications, noncash distributions, extraordinary cash dividends, certain above-market repurchases of Common Stock, business combination transactions and certain issuances of Common Stock (or securities convertible into or exercisable for Common Stock) at a price (or having a conversion or exercise price) that is less than the market price of Common Stock.

Among other potential consequences in respect of the failure to obtain certain required antitrust approvals, in the event that certain specified antitrust approvals are required to complete the purchase of the Initial Open Market Shares and the Additional Open Market Shares and the exercise of the Warrants, and such approvals are not received within one year of the applicable filing, the Investors can offer to sell to the Issuer the portion of Warrant 2 that cannot be exercised by the Investors. If the Issuer does not elect to purchase the relevant portion of Warrant 2, the Investors will be free to sell such portion of Warrant 2 to a third party.

If at any time the agreement, originally dated March 18, 2013 (as may be amended from time to time), governing the purchase by the Issuer of generic drugs through Walgreens Boots Alliance Development GmbH (“WBAD”), a global pharmaceutical sourcing joint venture between Walgreen and Alliance Boots, has been terminated (1) by the Issuer because of a material breach by, or insolvency of, WBAD or (2) by mutual agreement of the Issuer and WBAD or for certain legal reasons, the Issuer may cancel any unexercised Warrants and Open Market Purchase Rights. In the case of the foregoing clause (2), if the Issuer cancels any unexercised Warrants and Open Market Purchase Rights, Walgreen may cause the term of the Distribution Agreement (as defined below) to be reduced to the greater of (A) an aggregate four-year term and (2) two years from the date Walgreen elects to exercise this right.

In addition, in the event that a pharmaceutical distribution contract between the Issuer and Walgreen, originally dated March 18, 2013 (as may be amended from time to time) (the “Distribution Agreement”) is terminated by Walgreen because of a material breach by the Issuer, the Framework Agreement provides for the manner in which the transactions contemplated by the Framework Agreement will be unwound.

The shares of Common Stock reported by the Reporting Persons in this Schedule 13D are held of record by WAB Holdings and represent Initial Open Market Shares under the Framework Agreement.

The Shareholders Agreement

Pursuant to the Framework Agreement, the Issuer, Walgreen and Alliance Boots entered into the AmerisourceBergen Shareholders Agreement, dated as of March 18, 2013 (the “Shareholders Agreement”). The following description of the Shareholders Agreement is qualified in its entirety by reference to the full text of the Shareholders Agreement, which is included as Exhibit 99.7 hereto and is incorporated herein by reference.

The Shareholders Agreement sets forth certain governance arrangements and contains various provisions relating to the acquisition of additional equity interests in the Issuer, prohibitions on taking certain actions relating to the Issuer, stock purchase rights, transfer restrictions, board representation, voting arrangements, registration rights and other matters.

Pursuant to the Shareholders Agreement, upon Walgreen and Alliance Boots, together with their respective wholly-owned subsidiaries and WAB Holdings (collectively, the “Investors”), collectively owning 5% or more of the Common Stock, Walgreen is entitled to designate one director to the Board of Directors of the Issuer (the “Initial Designation Right”). In addition, upon the later to occur of (1) the exercise in full of Warrant 1 and (2) the acquisition in full by the Investors of the Initial Open Market Shares, Walgreen will be entitled to designate a second director to the Board (subject to certain rights of Alliance Boots in respect of selecting such designee). If the Investors divest equity securities of the Issuer such that they collectively own less than 14%, but at least 5%, of the Common Stock, Walgreen will no longer be entitled to designate two directors to the Board of Directors of the Issuer (the “Board”) and will only be entitled to designate one director to the Board. If the Investors divest equity securities of the Issuer such that they collectively own less than 5% of the Common Stock, Walgreen will no longer be entitled to designate any directors to the Board.

Pursuant to the Initial Designation Right, Walgreen expects that, on or prior to May 15, 2014, Gregory D. Wasson, President and Chief Executive Officer of Walgreen, will be appointed by the Board to serve as a director of the Issuer.

For so long as Walgreen has the right to designate a director to the Board, subject to certain exceptions, including matters related to acquisition proposals, the Investors will be obligated to vote all of their shares of Common Stock in accordance with the recommendation of the Board on all matters submitted to a vote of the Issuer’s stockholders (including the election of directors).

The Shareholders Agreement contains, among other things, certain restrictions on the Investors’ ability to transfer the Warrants and their shares of Common Stock. Subject to certain exceptions, including certain transfers among each other and/or with their respective wholly-owned subsidiaries, the Investors cannot transfer:

•	the Warrants at any time (other than a portion of Warrant 2 as described above under the discussion of the Framework Agreement);

•	any Initial Open Market Shares until the expiration of Warrant 1;

•	any Additional Open Market Shares until the earlier of (1) the later of the two-year anniversary of (x) the exercise in full of Warrant 1, (y) the expiration of Warrant 1 and (z) the last purchase of Additional Open Market Shares by the Investors and (2) the irrevocable commitment by each of Walgreen and Alliance Boots not to exercise Warrant 2;

•	any shares issued upon the exercise of Warrant 1 until the earlier of (1) the later of the two-year anniversary of (x) the exercise in full of Warrant 1, (y) the expiration of Warrant 1, and (z) the last purchase of Additional Open Market Shares by the Investors and (2) the irrevocable commitment by each of Walgreen and Alliance Boots not to exercise Warrant 2; or

•	any shares issued upon the exercise of Warrant 2 until the later of the one-year anniversary of (1) the exercise in full of Warrant 2 and (2) the expiration of Warrant 2.

In addition, the Shareholders Agreement further provides that Walgreen and Alliance Boots cannot transfer Common Stock or other voting securities:

•	(1) in transactions in which any person or group would acquire more than 5% of the Common Stock or (2) (x) to any person or group (other than activist investors) if after such transfer such person or group would own 10% or more of the Common Stock or (y) to any activist investor if after such transfer such activist investor would own 5% or more of the Common Stock;

•	on any day, an amount greater than 10% of the Issuer’s 20-day average daily trading volume; or

•	to any prohibited transferees on an enumerated list.

The Shareholders Agreement also contains certain standstill provisions that, among other things, and subject to certain exceptions, prohibit the Investors and their respective affiliates from acquiring additional shares of Common Stock. Among other things, the standstill provisions provide that the Investors cannot acquire any shares of Common Stock, other than (a) the Initial Open Market Shares, (b) the Additional Open Market Shares, (c) pursuant to the exercise of the Warrants, (d) pursuant to the exercise of preemptive rights (described below), (e) pursuant to the reinvestment of dividends or (f) pursuant to certain transfers among the Investors. In the case of acquisitions pursuant to clauses (a), (b), (d), (e) and (f), the standstill provisions further provide that the Investors’ collective beneficial ownership of shares of Common Stock is not permitted to exceed 30% of the issued and outstanding Common Stock (the “Ultimate Standstill Level”). In the event that (1) the Issuer conducts share repurchases that cause, or (2) the Investors exercise the Warrants in a manner that causes, in either case, the Investors’ collective beneficial ownership of Common Stock to exceed the Ultimate Standstill Level, the Issuer may require the Investors to sell Common Stock to the Issuer, at a market price determined pursuant to the Shareholders Agreement, such that their collective ownership no longer exceeds the Ultimate Standstill Level.

In addition, the standstill provisions prohibit, among other things, and subject to certain exceptions, the Investors from entering into voting agreements or granting a proxy to any other person; participating or engaging in a proxy solicitation with respect to the Issuer; seeking to control or influence the management or policies of the Issuer; or entering into or proposing a merger, business combination or other similar extraordinary transaction involving the Issuer.

The foregoing restrictions do not prohibit the Investors from, subject to certain requirements, making private proposals to the Issuer, or competing with third-party acquisition proposals. In the event that a third party makes an acquisition proposal for between 30% and 50% of the Issuer, then the Investors can make a competing acquisition proposal for either (1) all of the Issuer or (2) between 30% and 50% of the Issuer, provided that, in the case of clause (2), the Investors will not own more than 49% of the Issuer following such transaction. In addition, in the event that a third party makes an acquisition proposal for more than 50% of the Issuer, then the Investors can make a competing proposal to acquire at least 30% of the Issuer (each of the foregoing permitted competing acquisition proposals, a “Qualifying Public Acquisition Proposal”).

The Shareholders Agreement also provides that from and after the expiration of the transfer restrictions set forth in the Shareholders Agreement, the Investors will be granted customary registration rights with respect to Common Stock.

In addition, pursuant to the terms of the Shareholders Agreement, Walgreen and Alliance Boots will have preemptive rights to purchase their respective proportionate share of equity securities in future issuances of equity securities by the Issuer. These purchase rights will not apply to issuances in connection with conversions of certain convertible securities, equity compensation plan awards and certain other types of issuances.

The Shareholders Agreement will, subject to certain exceptions, terminate when the Investors’ collective beneficial ownership of Common Stock decreases to less than 5%.

The Transaction Rights Agreement and WAB Holdings LLC Agreement

In connection with entering into the Framework Agreement, the Shareholders Agreement and the issuance of the Warrants, Walgreen, WPS, Alliance Boots, AB Luxembourg and WAB Holdings entered into a Transaction Rights Agreement, dated as of March 18, 2013 (the “Transaction Rights Agreement”). The following description of the Transaction Rights Agreement and the Limited Liability Company Agreement of WAB Holdings, entered into by WPS and AB Luxembourg on March 18, 2013 (the “LLC Agreement”), is qualified in its entirety by reference to the full text of each of the Transaction Rights Agreement and the LLC Agreement, which are included as Exhibit 99.8 and Exhibit 99.9 hereto, respectively, and are incorporated herein by reference.

The Transaction Rights Agreement provides, among other things, that, in general, unless and until Walgreen fails to complete the Second Step Transaction, WAB Holdings will be the sole vehicle through which Walgreen and Alliance Boots acquire equity securities of the Issuer (other than the Warrants, which were issued by the Issuer to each of WPS and AB Luxembourg), including, without limitation, any Initial Open Market Shares.

If the Warrants become exercisable prior to the completion or failure of the Second Step Transaction, the Transaction Rights Agreement (together with the LLC Agreement), provides that WAB Holdings will acquire 100% of the Warrants from WPS and AB Luxembourg, in exchange for a payment by WAB Holdings equal to the fair market value of the Warrants as of their date of issuance (the “Warrants Transfer”).

Under the LLC Agreement, WPS has agreed to provide WAB Holdings with funding in connection with any acquisition of Common Stock pursuant to the arrangements described above, including the Initial Open Market Shares, as well as to complete the Warrants Transfer. The LLC Agreement also provides that, upon certain events, including the failure to complete the Second Step Transaction, at the election of AB Luxembourg (an “Equity Transfer Election”), AB Luxembourg will pay to WPS an amount equal to approximately 50% of the aggregate amount of funding theretofore provided by or on behalf of WPS to WAB Holdings to acquire Issuer equity securities (including pursuant to the Warrants Transfer), plus interest, following which WAB Holdings will dissolve, resulting in each of WPS and AB Luxembourg receiving 50% of the Issuer equity securities and other assets (if any) then held by WAB Holdings (a “50/50 Dissolution”). In the event of the failure to complete the Second Step Transaction, if AB Luxembourg does not make the Equity Transfer Election, WPS would thereafter solely own 100% of the Issuer equity securities and other assets (if any) held by WAB Holdings, and either (1) AB Luxembourg will be required to make a payment to WPS or (2) WPS will be required to make a payment to AB Luxembourg, in either case in an amount calculated to achieve the same economic outcome (based on the then-current market price of Common Stock) as a 50/50 Dissolution for each of AB Luxembourg and WPS.

Moreover, the Transaction Rights Agreement provides that, following a failure to complete the Second Step Transaction, subject to certain exceptions and to the extent the standstill provisions of the Shareholders Agreement are still applicable, each of Walgreen and Alliance Boots will not acquire equity securities of the Issuer if such acquisition would cause its beneficial ownership of Common Stock to exceed its pro rata share of the Ultimate Standstill Level.

The Transaction Rights Agreement also provides that, if Walgreen fails to complete the Second Step Transaction, to the extent that Walgreen is entitled under the Shareholders Agreement to designate two directors to the Board, the second director will be an executive officer of Alliance Boots, designated by the board of directors of Walgreen in consultation with and at the direction of Alliance Boots.

The LLC Agreement further provides that, subject to certain exceptions, WAB Holdings will be managed by a board of managers, comprised of two managers selected by WPS and two managers selected by AB Luxembourg. The current directors of WAB Holdings are set forth on Annex A hereto.

The shares of Common Stock reported by the Reporting Persons in this Schedule 13D were acquired in connection with Walgreen’s and Alliance Boots’ strategic, long-term relationship with the Issuer. The Reporting Persons will review on an ongoing and continuing basis their investment in the Issuer and, depending upon the factors discussed below, and subject to applicable law and contractual restrictions, including under the Shareholders Agreement, the Reporting Persons may in the future take actions with respect to the Issuer as they deem appropriate, including changing their current intentions, with respect to any or all matters required to be disclosed in this Schedule 13D.

Without limiting the foregoing, the Reporting Persons (subject to applicable law and contractual restrictions, including under the Shareholders Agreement) may acquire additional shares of Common Stock or other securities of the Issuer or may sell shares of Common Stock or other securities of the Issuer. Further, subject to applicable law and contractual restrictions described herein, including under the Shareholders Agreement, (a) the Reporting Persons may enter into derivative transactions or alternative structures with respect to the shares of Common Stock or the economic or voting rights attached thereto and (b) any open market or privately negotiated purchases, sales, distributions or other transactions may be made at any time without additional prior notice. Any alternative that the Reporting Persons may pursue will depend upon a variety of factors, including without limitation, current and anticipated future trading prices of the shares of Common Stock or other securities of the Issuer, the financial condition, results of operations and prospects of the Issuer and general economic, financial market and industry conditions, other investment and/or business opportunities available to the Reporting Persons, strategic considerations in respect of the Reporting Persons, general stock market and economic conditions, tax considerations and other factors.

In addition, without limitation, and subject to applicable law and contractual restrictions, including under the Shareholders Agreement, the Reporting Persons may engage in discussions with management, the Board, stockholders of the Issuer and other relevant parties or take other actions through their representatives on the Board or otherwise, concerning any extraordinary corporate transaction (including but not limited to a merger, reorganization or liquidation) or the business, operations, assets, strategy, future plans, prospects, corporate structure, board composition, management, capitalization, dividend policy, charter, bylaws, corporate documents, agreements (including alterations of the contractual agreements described herein), de-listing or de-registration of the Issuer.

Pursuant to the Initial Designation Right as described above, Walgreen expects that, on or prior to May 15, 2014, Gregory D. Wasson, President and Chief Executive Officer of Walgreen, will be appointed by the Board to serve as a director of the Issuer. In his capacity as a director of the Issuer, Mr. Wasson may have influence over the corporate activities of the Issuer, including activities which may relate to transactions described in paragraphs (a) through (j) of Item 4 of Schedule 13D.

While, with respect to each Reporting Person, the foregoing reflects activities presently contemplated in respect of the Issuer by such Reporting Person and, to the knowledge of such Reporting Person, the persons listed in Annex A hereto with respect to such Reporting Person, the foregoing is subject to change at any time. Except as set forth above, or as would occur upon completion of any of the matters discussed herein, with respect to each Reporting Person, such Reporting Person and, to the knowledge of such Reporting Person, the persons listed in Annex A hereto with respect to such Reporting Person, have no present plans or intentions which would result in or relate to any of the transactions described in subparagraphs (a) through (j) of Item 4 of Schedule 13D.

Item 5.	Interest in Securities of the Issuer.

The information set forth in Item 2 of this Schedule 13D is hereby incorporated by reference in this Item 5.

(a) and (b). The ownership percentages set forth below are based on 229,201,153 shares of Common Stock outstanding as of January 31, 2014, as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed by the Issuer with the Securities and Exchange Commission on February 7, 2014.

As a result of its acquisition of Initial Open Market Shares pursuant to the Framework Agreement, WAB Holdings may be deemed to beneficially own 11,461,043 shares of Common Stock, representing approximately 5.0% of the total number of shares of Common Stock outstanding. By virtue of relationships reported in Item 2, each of the Reporting Persons may be deemed to share the power to vote or to direct the voting of, and to dispose or to direct the disposition of, such shares of Common Stock. As a result of the foregoing, each of the Reporting Persons may be deemed to beneficially own such shares of Common Stock that may be deemed to be beneficially owned by WAB Holdings.

Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any Reporting Person (other than WAB Holdings) that it is the beneficial owner of any shares of Common Stock for purposes of Section 13(d) of the Exchange Act, or for any other purpose, and such beneficial ownership is expressly disclaimed.

(c) Other than as described elsewhere in this Schedule 13D or as set forth in the attached Schedule I, with respect to each Reporting Person, such Reporting Person and, to the knowledge of such Reporting Person, the persons listed in Annex A hereto with respect to such Reporting Person, have not effected any transaction in shares of Common Stock in the past 60 days.

(d) Other than the Reporting Persons and the persons listed in Annex A hereto, no other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares of Common Stock covered by this Schedule 13D.

(e) Not applicable.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

The information set forth in Item 4 of this Schedule 13D is hereby incorporated by reference in this Item 6.

Item 7.	Material to be Filed as Exhibits.

Exhibits	Description of Exhibits

99.1*	Joint Filing Agreement, dated as of April 14, 2014, by and among, WAB Holdings LLC, Walgreens Pharmacy Strategies, LLC, Bond Drug Company of Illinois, LLC, Walgreen Eastern Co., Inc., Walgreen Arizona Drug Co., Walgreen Hastings Co., Walgreen Co., Alliance Boots Luxembourg S.à r.l., Alliance Boots Holdings Limited, AB Acquisitions UK Holdco 7 Limited, AB Acquisitions Limited, Alliance Boots International Limited, Alliance Boots Limited, AB Acquisitions UK Topco Limited, AB Acquisitions Luxco 1 S.à r.l., Alliance Boots GmbH; AB Acquisitions Holdings Limited, Alliance Santé Participations S.A., NEWCIP S.A., Stefano Pessina, KKR Sprint 2006, KKR 2006 Fund Overseas LP, KKR Associates 2006 Overseas LP, KKR 2006 Limited, KKR Sprint European II, KKR European Fund II, KKR Associates Europe II, KKR Europe II Limited, KKR Sprint KPE, KKR PEI Investments, KKR PEI Associates, KKR PEI GP, KKR Fund Holdings, KKR Fund Holdings GP, KKR Group Holdings, KKR Group, KKR & Co., KKR Management, Henry R. Kravis and George R. Roberts.

99.2	Framework Agreement, dated as of March 18, 2013, by and among the Issuer, Walgreen Co. and Alliance Boots GmbH (filed as 10.1 to the Issuer’s Current Report on Form 8-K, filed on March 20, 2013 and incorporated by reference herein)

99.3	Warrant issued on March 18, 2013 (filed as 4.1 to the Issuer’s Current Report on Form 8-K, filed on March 20, 2013 and incorporated by reference herein)

99.4	Warrant issued on March 18, 2013 (filed as 4.2 to the Issuer’s Current Report on Form 8-K, filed on March 20, 2013 and incorporated by reference herein)

99.5	Warrant issued on March 18, 2013 (filed as 4.3 to the Issuer’s Current Report on Form 8-K, filed on March 20, 2013 and incorporated by reference herein)

99.6	Warrant issued on March 18, 2013 (filed as 4.4 to the Issuer’s Current Report on Form 8-K, filed on March 20, 2013 and incorporated by reference herein)

99.7	Shareholders Agreement, dated as of March 18, 2013, by and among the Issuer, Walgreen Co. and Alliance Boots GmbH (filed as 10.2 to the Issuer’s Current Report on Form 8-K, filed on March 20, 2013 and incorporated by reference herein)

99.8	Transaction Rights Agreement, dated as of March 18, 2013, by and among the Walgreen Co., Walgreens Pharmacy Strategies, LLC, Alliance Boots GmbH, Alliance Boots Luxembourg S.à r.l., and WAB Holdings LLC (filed as 10.3 to Walgreen Co.’s Current Report on Form 8-K, filed on March 20, 2013 and incorporated by reference herein)

99.9*	Limited Liability Company Agreement of WAB Holdings LLC, dated as of March 18, 2013, by and between Walgreens Pharmacy Strategies, LLC and Alliance Boots Luxembourg S.à r.l.

99.10*	Powers of Attorney

*	Filed herewith.

Signature

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

WAB HOLDINGS LLC

/s/ Dan Morrell
Name:	Dan Morrell
Title:	Manager

WALGREENS PHARMACY STRATEGIES, LLC

/s/ Rick J. Hans
Name:	Rick J. Hans
Title:	Vice President and Treasurer

BOND DRUG COMPANY OF ILLINOIS, LLC

/s/ Rick J. Hans
Name:	Rick J. Hans
Title:	Vice President and Treasurer

WALGREEN EASTERN CO., INC.

/s/ Rick J. Hans
Name:	Rick J. Hans
Title:	Vice President and Treasurer

WALGREEN ARIZONA DRUG CO.

/s/ Rick J. Hans
Name:	Rick J. Hans
Title:	Vice President

WALGREEN HASTINGS CO.

/s/ Rick J. Hans
Name:	Rick J. Hans
Title:	Vice President

WALGREEN CO.

/s/ Thomas J. Sabatino, Jr.
Name:	Thomas J. Sabatino, Jr.
Title:	Executive Vice President, General Counsel and Corporate Secretary

ALLIANCE BOOTS LUXEMBOURG S.À R.L.

/s/ Wolfgang Zettel
Name:	Wolfgang Zettel
Title:	A Gérant (A Manager)

/s/ Jean-Paul Goerens
Name:	Jean-Paul Goerens
Title:	B Gérant (B Manager)

ALLIANCE BOOTS HOLDINGS LIMITED

/s/ Frank Standish
Name:	Frank Standish
Title:	Director

/s/ Martin Delve
Name:	Martin Delve
Title:	Director

AB ACQUISITIONS UK HOLDCO 7 LIMITED

/s/ Frank Standish
Name:	Frank Standish
Title:	Director

/s/ Martin Delve
Name:	Martin Delve
Title:	Director

AB ACQUISITIONS LIMITED

/s/ Frank Standish
Name:	Frank Standish
Title:	Director

/s/ Martin Delve
Name:	Martin Delve
Title:	Director

ALLIANCE BOOTS INTERNATIONAL LIMITED

/s/ Stefano Pessina
Name:	Stefano Pessina
Title:	Director

/s/ Marco Pagni
Name:	Marco Pagni
Title:	Director

ALLIANCE BOOTS LIMITED

/s/ Frank Standish
Name:	Frank Standish
Title:	Director

/s/ Martin Delve
Name:	Martin Delve
Title:	Director

AB ACQUISITIONS UK TOPCO LIMITED

/s/ Frank Standish
Name:	Frank Standish
Title:	Director

/s/ Martin Delve
Name:	Martin Delve
Title:	Director

AB ACQUISITIONS LUXCO 1 S.À R.L.

/s/ Wolfgang Zettel
Name:	Wolfgang Zettel
Title:	A Gérant (A Manager)

/s/ Jean-Paul Goerens
Name:	Jean-Paul Goerens
Title:	B Gérant (B Manager)

ALLIANCE BOOTS GMBH

/s/ Stefano Pessina
Name:	Stefano Pessina
Title:	Director

/s/ Marco Pagni
Name:	Marco Pagni
Title:	Director

AB ACQUISITIONS HOLDINGS LIMITED

/s/ Stefano Pessina
Name:	Stefano Pessina
Title:	Director

/s/ Marco Pagni
Name:	Marco Pagni
Title:	Director

ALLIANCE SANTÉ PARTICIPATIONS S.A.

/s/ Stefano Pessina
Name:	Stefano Pessina
Title:	Administrateur (Director)

/s/ Jean-Paul Goerens
Name:	Jean-Paul Goerens
Title:	Administrateur (Director)

NEWCIP S.A.

/s/ Stefano Pessina
Name:	Stefano Pessina
Title:	Administrateur (Director)

/s/ Jean-Paul Goerens
Name:	Jean-Paul Goerens
Title:	Administrateur (Director)

/s/ Stefano Pessina
STEFANO PESSINA

KKR SPRINT (2006) LIMITED

By:	/s/ Richard J. Kreider
Name:	Richard J. Kreider
Title:	Attorney-in-fact for William J. Janetscheck, Director

KKR 2006 FUND (OVERSEAS), LIMITED PARTNERSHIP

By:	KKR Associates 2006 (Overseas), Limited Partnership, its general partner

By:	KKR 2006 Limited, its general partner

By:	/s/ Richard J. Kreider
Name:	Richard J. Kreider
Title:	Attorney-in-fact for William J. Janetscheck, Director

KKR ASSOCIATES 2006 (OVERSEAS), LIMITED PARTNERSHIP

By:	KKR 2006 Limited, its general partner

By:	/s/ Richard J. Kreider
Name:	Richard J. Kreider
Title:	Attorney-in-fact for William J. Janetscheck, Director

KKR 2006 LIMITED

By:	/s/ Richard J. Kreider
Name:	Richard J. Kreider
Title:	Attorney-in-fact for William J. Janetscheck, Director

KKR SPRINT (EUROPEAN II) LIMITED

By:	/s/ Richard J. Kreider
Name:	Richard J. Kreider
Title:	Attorney-in-fact for William J. Janetscheck, Director

KKR EUROPEAN FUND II, LIMITED PARTNERSHIP

By:	KKR Associates Europe II, Limited Partnership, its general partner

By:	KKR Europe II Limited, its general partner

By:	/s/ Richard J. Kreider
Name:	Richard J. Kreider
Title:	Attorney-in-fact for William J. Janetscheck, Director

KKR ASSOCIATES EUROPE II, LIMITED PARTNERSHIP

By:	KKR Europe II Limited, its general partner

By:	/s/ Richard J. Kreider
Name:	Richard J. Kreider
Title:	Attorney-in-fact for William J. Janetscheck, Director

KKR EUROPE II LIMITED

By:	/s/ Richard J. Kreider
Name:	Richard J. Kreider
Title:	Attorney-in-fact for William J. Janetscheck, Director

KKR SPRINT (KPE) LIMITED

By:	/s/ Richard J. Kreider
Name:	Richard J. Kreider
Title:	Attorney-in-fact for William J. Janetscheck, Director

KKR PEI INVESTMENTS, L.P.

By:	KKR PEI Associates, L.P., its general partner

By:	KKR PEI GP Limited, its general partner

By:	/s/ Richard J. Kreider
Name:	Richard J. Kreider
Title:	Attorney-in-fact for William J. Janetscheck, Director

KKR PEI ASSOCIATES, L.P.

By:	KKR PEI GP Limited, its general partner

By:	/s/ Richard J. Kreider
Name:	Richard J. Kreider
Title:	Attorney-in-fact for William J. Janetscheck, Director

KKR PEI GP LIMITED

By:	/s/ Richard J. Kreider
Name:	Richard J. Kreider
Title:	Attorney-in-fact for William J. Janetscheck, Director

KKR FUND HOLDINGS L.P.

By:	KKR Fund Holdings GP Limited, a general partner

By:	/s/ Richard J. Kreider
Name:	Richard J. Kreider
Title:	Attorney-in-fact for William J. Janetscheck, Director

KKR FUND HOLDINGS GP LIMITED

By:	/s/ Richard J. Kreider
Name:	Richard J. Kreider
Title:	Attorney-in-fact for William J. Janetscheck, Director

KKR GROUP HOLDINGS L.P.

By:	KKR Group Limited, its general partner

By:	/s/ Richard J. Kreider
Name:	Richard J. Kreider
Title:	Attorney-in-fact for William J. Janetscheck, Director

KKR GROUP LIMITED

By:	/s/ Richard J. Kreider
Name:	Richard J. Kreider
Title:	Attorney-in-fact for William J. Janetscheck, Director

KKR & CO. L.P.

By:	KKR Management LLC, its general partner

By:	/s/ Richard J. Kreider
Name:	Richard J. Kreider
Title:	Attorney-in-fact for William J. Janetscheck, Chief Financial Officer

KKR MANAGEMENT LLC

By:	/s/ Richard J. Kreider
Name:	Richard J. Kreider
Title:	Attorney-in-fact for William J. Janetscheck, Chief Financial Officer

HENRY R. KRAVIS

By:	/s/ Richard J. Kreider
Name:	Richard J. Kreider
Title:	Attorney-in-fact

GEORGE R. ROBERTS

By:	/s/ Richard J. Kreider
Name:	Richard J. Kreider
Title:	Attorney-in-fact

Date: April 14, 2014

ANNEX A

WAB HOLDINGS, LLC

Jason Dubinsky

Director of WAB Holdings

Business Address: Walgreen Co., 108 Wilmot Road, Deerfield, Illinois 60015

Citizenship: United States

Present Principal Occupation: Treasurer, Walgreen Co.

Dan Morrell

Director of WAB Holdings

Business Address: Walgreen Co., 108 Wilmot Road, Deerfield, Illinois 60015

Citizenship: United States

Present Principal Occupation: Assistant Treasurer, Walgreen Co.

George Fairweather

Director of WAB Holdings

Business Address: c/o Alliance Boots, Sedley Place, 4th Floor, 361 Oxford Street, London W1C 2JL, United Kingdom

Citizenship: United Kingdom

Present Principal Occupation: Group Finance Director, Alliance Boots

Marco Pagni

Director of WAB Holdings

Business Address: c/o Alliance Boots, Sedley Place, 4th Floor, 361 Oxford Street, London W1C 2JL, United Kingdom.

Citizenship: United Kingdom

Present Principal Occupation: Group Legal Counsel & Chief Administrative Officer, Alliance Boots

WALGREENS PHARMACY STRATEGIES, LLC

OFFICERS

Unless otherwise noted, the business address for each person listed below is c/o Walgreen Co., 108 Wilmot Road, Deerfield, Illinois 60015. To the knowledge of Walgreen Co., all officers listed below are United States citizens.

Kermit R. Crawford, President

Present Principal Occupation: President, Pharmacy, Health and Wellness, Walgreen Co.

Richard Ashworth, Vice President

Present Principal Occupation: Healthcare Director, Alliance Boots; International Special Project, Walgreen Co.

Jeffrey Berkowitz, Vice President

Present Principal Occupation: President, Walgreens Boots Alliance Development GmbH

Michael Felish, Assistant Treasurer

Present Principal Occupation: Director, Tax Counsel and Tax Compliance, Walgreen Co.

Rick J. Hans, Vice President and Treasurer

Present Principal Occupation: Divisional Vice President of Investor Relations and Finance, Walgreen Co.

John A. Mann, Vice President

Present Principal Occupation: Divisional Vice President, Tax, Walgreen Co.

Brad Wasson, Vice President

Present Principal Occupation: Vice President, Pharmacy Services: Specialty Solutions Groups-Administration, Walgreen Co.

BOND DRUG COMPANY OF ILLINOIS, LLC

MANAGERS

Unless otherwise noted, the business address for each person listed below is c/o Walgreen Co., 108 Wilmot Road, Deerfield, Illinois 60015. To the knowledge of Walgreen Co., all managers listed below are United States citizens.

Kermit R. Crawford

Present Principal Occupation: President, Pharmacy, Health and Wellness, Walgreen Co.

Rick J. Hans

Present Principal Occupation: Divisional Vice President of Investor Relations and Finance, Walgreen Co.

Mark A. Wagner

Present Principal Occupation: President, Operations and Community Management, Walgreen Co.

OFFICERS

Unless otherwise noted, the business address for each person listed below is c/o Walgreen Co., 108 Wilmot Road, Deerfield, Illinois 60015. To the knowledge of Walgreen Co., all officers listed below are United States citizens.

Michael Felish, Assistant Treasurer

Present Principal Occupation: Director, Tax Counsel and Tax Compliance, Walgreen Co.

Rick J. Hans, Vice President and Treasurer

Present Principal Occupation: Divisional Vice President of Investor Relations and Finance, Walgreen Co.

John A. Mann, Vice President

Present Principal Occupation: Divisional Vice President, Tax, Walgreen Co.

Richard N. Steiner, Vice President

Present Principal Occupation: Director, Community and Real Estate Law: Eastern Region, Walgreen Co.

Mark A. Wagner, President

Present Principal Occupation: President, Operations and Community Management, Walgreen Co.

WALGREEN EASTERN CO., INC.

DIRECTORS

Unless otherwise noted, the business address for each person listed below is c/o Walgreen Co., 108 Wilmot Road, Deerfield, Illinois 60015. To the knowledge of Walgreen Co., all directors listed below are United States citizens.

Kermit R. Crawford

Present Principal Occupation: President, Pharmacy, Health and Wellness, Walgreen Co.

Rick J. Hans

Present Principal Occupation: Divisional Vice President of Investor Relations and Finance, Walgreen Co.

Mark A. Wagner

Present Principal Occupation: President, Operations and Community Management, Walgreen Co.

OFFICERS

Unless otherwise noted, the business address for each person listed below is c/o Walgreen Co., 108 Wilmot Road, Deerfield, Illinois 60015. To the knowledge of Walgreen Co., all officers listed below are United States citizens.

Kermit R. Crawford, Vice President

Present Principal Occupation: President, Pharmacy, Health and Wellness, Walgreen Co.

Michael Felish, Assistant Treasurer

Present Principal Occupation: Director, Tax Counsel and Tax Compliance, Walgreen Co.

Joseph H. Greenberg, Vice President

Present Principal Occupation: Divisional Vice President, Corporate, M&A and Securities Law, Walgreen Co.

Rick J. Hans, Vice President and Treasurer

Present Principal Occupation: Divisional Vice President of Investor Relations and Finance, Walgreen Co.

John A. Mann, Vice President

Present Principal Occupation: Divisional Vice President, Tax, Walgreen Co.

Michael Redstone, Assistant Secretary

Present Principal Occupation: Director, Community and Real Estate Law: Southwest Region, Walgreen Co.

Richard N. Steiner, Vice President

Present Principal Occupation: Director, Community and Real Estate Law: Eastern Region, Walgreen Co.

Mark A. Wagner, President

Present Principal Occupation: President, Operations and Community Management, Walgreen Co.

WALGREEN ARIZONA DRUG CO.

DIRECTORS

Unless otherwise noted, the business address for each person listed below is c/o Walgreen Co., 108 Wilmot Road, Deerfield, Illinois 60015. To the knowledge of Walgreen Co., all directors listed below are United States citizens.

Kermit R. Crawford

Present Principal Occupation: President, Pharmacy, Health and Wellness, Walgreen Co.

Rick J. Hans

Present Principal Occupation: Divisional Vice President of Investor Relations and Finance, Walgreen Co.

Mark A. Wagner

Present Principal Occupation: President, Operations and Community Management, Walgreen Co.

OFFICERS

Unless otherwise noted, the business address for each person listed below is c/o Walgreen Co., 108 Wilmot Road, Deerfield, Illinois 60015. To the knowledge of Walgreen Co., all officers listed below are United States citizens.

Kermit R. Crawford, Vice President

Present Principal Occupation: President, Pharmacy, Health and Wellness, Walgreen Co.

Jason Dubinsky, Treasurer

Present Principal Occupation: Vice President, Finance and Treasurer, Walgreen Co.

Michael Felish, Assistant Treasurer

Present Principal Occupation: Director, Tax Counsel and Tax Compliance, Walgreen Co.

Joseph H. Greenberg, Assistant Secretary, Vice President

Present Principal Occupation: Divisional Vice President, Corporate, M&A and Securities Law, Walgreen Co.

Rick J. Hans, Vice President

Present Principal Occupation: Divisional Vice President of Investor Relations and Finance, Walgreen Co.

John A. Mann, Vice President

Present Principal Occupation: Divisional Vice President, Tax, Walgreen Co.

Dan Morrell, Assistant Treasurer

Present Principal Occupation: Assistant Treasurer, Walgreen Co.

Richard N. Steiner, Vice President

Present Principal Occupation: Director, Community and Real Estate Law: Eastern Region, Walgreen Co.

Mark A. Wagner, President

Present Principal Occupation: President, Operations and Community Management, Walgreen Co.

WALGREEN HASTINGS CO.

DIRECTORS

Unless otherwise noted, the business address for each person listed below is c/o Walgreen Co., 108 Wilmot Road, Deerfield, Illinois 60015. To the knowledge of Walgreen Co., all directors listed below are United States citizens.

Kermit R. Crawford

Present Principal Occupation: President, Pharmacy, Health and Wellness, Walgreen Co.

Rick J. Hans

Present Principal Occupation: Divisional Vice President of Investor Relations and Finance, Walgreen Co.

Mark A. Wagner

Present Principal Occupation: President, Operations and Community Management, Walgreen Co.

OFFICERS

Unless otherwise noted, the business address for each person listed below is c/o Walgreen Co., 108 Wilmot Road, Deerfield, Illinois 60015. To the knowledge of Walgreen Co., all officers listed below are United States citizens.

Kermit R. Crawford, Vice President

Present Principal Occupation: President, Pharmacy, Health and Wellness, Walgreen Co.

Jason Dubinsky, Treasurer

Present Principal Occupation: Vice President, Finance and Treasurer, Walgreen Co.

Michael Felish, Assistant Treasurer

Present Principal Occupation: Director, Tax Counsel and Tax Compliance, Walgreen Co.

Joseph H. Greenberg, Assistant Secretary, Vice President

Present Principal Occupation: Divisional Vice President, Corporate, M&A and Securities Law, Walgreen Co.

Rick J. Hans, Vice President

Present Principal Occupation: Divisional Vice President of Investor Relations and Finance, Walgreen Co.

John A. Mann, Vice President

Present Principal Occupation: Divisional Vice President, Tax, Walgreen Co.

Dan Morrell, Assistant Treasurer

Present Principal Occupation: Assistant Treasurer, Walgreen Co.

Richard N. Steiner, Vice President

Present Principal Occupation: Director, Community and Real Estate Law: Eastern Region, Walgreen Co.

Mark A. Wagner, President

Present Principal Occupation: President, Operations and Community Management, Walgreen Co.

WALGREEN CO.

DIRECTORS

Unless otherwise noted, the business address for each person listed below is c/o Walgreen Co., 108 Wilmot Road, Deerfield, Illinois 60015. To the knowledge of Walgreen Co., all directors listed below are United States citizens, except for Janice M. Babiak, who is a citizen of the United States and the United Kingdom, Alan G. McNally, who is a citizen of Canada, Stefano Pessina, who is a citizen of Monaco, and Dominic Murphy, who is a citizen of the Republic of Ireland.

James A. Skinner

Present Principal Occupation: Retired Vice Chairman and CEO, McDonald’s Corp.

Greg D. Wasson

Present Principal Occupation: President and Chief Executive Officer, Walgreen Co.

Janice M. Babiak

Present Principal Occupation: Retired Managing Partner, Ernst & Young LLP

David J. Brailer, MD

Present Principal Occupation: Chairman, Health Evolution Partners

Steven A. Davis

Present Principal Occupation: Chairman and CEO, Bob Evans Farms, Inc.

William C. Foote

Present Principal Occupation: Retired Chairman of the Board and Chief Executive Officer, USG Corporation

Mark P. Frissora

Present Principal Occupation: Chairman and CEO, Hertz Global Holdings, Inc. and The Hertz Corporation

Ginger L. Graham

Present Principal Occupation: President and CEO, Two Trees Consulting

Alan G. McNally

Present Principal Occupation: Retired Chairman and Chief Executive Officer, Harris Financial Corporation

Dominic Murphy

Business address: Stirling Square, 7 Carlton Gardens, London SW1Y 5AD, United Kingdom

Present Principal Occupation: Individual Partner, Kohlberg Kravis Roberts & Co. Partners LLP.

Stefano Pessina

Present Principal Occupation: Executive Chairman, Alliance Boots

Nancy M. Schlichting

Present Principal Occupation: Chief Executive Officer, Henry Ford Health System

Alejandro Silva

Present Principal Occupation: Chairman and CEO, Evans Food Group, Inc.

EXECUTIVE OFFICERS

Unless otherwise noted, the business address for each person listed below is c/o Walgreen Co., 108 Wilmot Road, Deerfield, Illinois 60015. To the knowledge of Walgreen Co., all executive officers listed below are United States citizens, except for Alexander W. Gourlay, who is a citizen of the United Kingdom.

Gregory D. Wasson

Present Principal Occupation: President and Chief Executive Officer

Sona Chawla

Present Principal Occupation: President of Digital and Chief Marketing Officer

Kermit R. Crawford

Present Principal Occupation: President, Pharmacy, Health and Wellness

Alexander W. Gourlay

Present Principal Occupation: Executive Vice President, President of Customer Experience and Daily Living

Wade D. Miquelon

Present Principal Occupation: Executive Vice President, Chief Financial Officer and President, International

Mark A. Wagner

Present Principal Occupation: President, Operations and Community Management

Thomas J. Sabatino, Jr.

Present Principal Occupation: Executive Vice President, General Counsel and Corporate Secretary

Jeffrey Berkowitz

Present Principal Occupation: President, Walgreens Boots Alliance Development GmbH

Bradley M. Fluegel

Present Principal Occupation: Senior Vice President and Chief Strategy Officer

Mia M. Scholz

Present Principal Occupation: Senior Vice President, Corporate Financial Operations

Timothy J. Theriault

Present Principal Occupation: Senior Vice President and Chief Information, Innovation and Improvement Officer

Kathleen Wilson-Thompson

Present Principal Occupation: Senior Vice President and Chief Human Resources Officer

Robert G. Zimmerman

Present Principal Occupation: Senior Vice President, International and Global Chief Administration Officer

Theodore J. Heidloff

Present Principal Occupation: Divisional Vice President, Accounting and Controller

ALLIANCE BOOTS LUXEMBOURG S.À R.L.

MANAGERS (GÉRANTS)

Unless otherwise noted, the business address for each person listed below is 59, rue de Rollingergrund, L-2440 Luxembourg, Grand Duchy of Luxembourg. To the knowledge of Walgreen Co., all managers (gérants) listed below are Luxembourg citizens, except for Wolfgang Zettel and Stefan Lambert, each of whom is a citizen of the Federal Republic of Germany.

Wolfgang Zettel

Present Principal Occupation: Director, AVEGA S.à r.l.

Stefan Lambert

Present Principal Occupation: Director, AVEGA S.à r.l.

Simone Retter

Present Principal Occupation: Lawyer

Jean-Paul Goerens

Present Principal Occupation: Lawyer

ALLIANCE BOOTS HOLDINGS LIMITED

DIRECTORS

Unless otherwise noted, the business address for each person listed below is Sedley Place, 4th Floor, 361 Oxford Street, London W1C 2JL, United Kingdom.

Aidan G. Clare

Present Principal Occupation: Group Treasurer, Alliance Boots

Citizenship: Republic of Ireland

Martin C. Delve

Present Principal Occupation: Group Financial Controller, Alliance Boots

Citizenship: United Kingdom

Frank Standish

Present Principal Occupation: Group Corporate Secretary, Alliance Boots

Citizenship: Republic of Ireland

OFFICERS

Frank Standish is also the Company Secretary.

Other than the foregoing, Alliance Boots Holdings Limited has no other directors or executive officers.

AB ACQUISITIONS UK HOLDCO 7 LIMITED

DIRECTORS

Unless otherwise noted, the business address for each person listed below is Sedley Place, 4th Floor, 361 Oxford Street, London W1C 2JL, United Kingdom.

Aidan G. Clare

Present Principal Occupation: Group Treasurer, Alliance Boots

Citizenship: Republic of Ireland

Martin C. Delve

Present Principal Occupation: Group Financial Controller, Alliance Boots

Citizenship: United Kingdom

Frank Standish

Present Principal Occupation: Group Corporate Secretary, Alliance Boots

Citizenship: Republic of Ireland

OFFICERS

Frank Standish is also the Company Secretary.

Other than the foregoing, AB Acquisitions UK Holdco 7 Limited has no other directors or executive officers.

AB ACQUISITIONS LIMITED

DIRECTORS

Unless otherwise noted, the business address for each person listed below is Sedley Place, 4th Floor, 361 Oxford Street, London W1C 2JL, United Kingdom.

Aidan G. Clare

Present Principal Occupation: Group Treasurer, Alliance Boots

Citizenship: Republic of Ireland

Martin C. Delve

Present Principal Occupation: Group Financial Controller, Alliance Boots

Citizenship: United Kingdom

Frank Standish

Present Principal Occupation: Group Corporate Secretary, Alliance Boots

Citizenship: Republic of Ireland

OFFICERS

Frank Standish is also the Company Secretary.

Other than the foregoing, AB Acquisitions Limited has no other directors or executive officers.

ALLIANCE BOOTS INTERNATIONAL LIMITED

DIRECTORS

Unless otherwise noted, the business address for each person listed below is Sedley Place, 4th Floor, 361 Oxford Street, London W1C 2JL, United Kingdom.

Ornella Barra

Business Address: 24 Boulevard du Ténao, Monte Carlo, 98000 Monaco

Present Principal Occupation: Chief Executive, Wholesale and Brands, Alliance Boots

Citizenship: Monaco

George R. Fairweather

Present Principal Occupation: Group Finance Director, Alliance Boots

Citizenship: United Kingdom

Kenneth Murphy

Present Principal Occupation: Managing Director, Health & Beauty Division - International and Brands, Alliance Boots

Citizenship: United Kingdom

Marco Pagni

Present Principal Occupation: Group Legal Counsel & Chief Administrative Officer, Alliance Boots

Citizenship: United Kingdom

Stefano Pessina

Business Address: 24 Boulevard du Ténao, Monte Carlo, 98000 Monaco

Present Principal Occupation: Executive Chairman, Alliance Boots

Citizenship: Monaco

Simon Roberts

Present Principal Occupation: Managing Director, Health & Beauty Division - UK and Ireland, Alliance Boots

Citizenship: United Kingdom

OFFICERS

Frank Standish, Company Secretary

Business address: Sedley Place, 4th Floor, 361 Oxford Street, London W1C 2JL, United Kingdom

Present Principal Occupation: Group Corporate Secretary, Alliance Boots

Citizenship: Republic of Ireland

Other than the foregoing, Alliance Boots International Limited has no other directors or executive officers.

ALLIANCE BOOTS LIMITED

DIRECTORS

Unless otherwise noted, the business address for each person listed below is Sedley Place, 4th Floor, 361 Oxford Street, London W1C 2JL, United Kingdom.

Aidan G. Clare

Present Principal Occupation: Group Treasurer, Alliance Boots

Citizenship: Republic of Ireland

Martin C. Delve

Present Principal Occupation: Group Financial Controller, Alliance Boots

Citizenship: United Kingdom

George R. Fairweather

Present Principal Occupation: Group Finance Director, Alliance Boots

Citizenship: United Kingdom

Frank Standish

Present Principal Occupation: Group Corporate Secretary, Alliance Boots

Citizenship: Republic of Ireland

OFFICERS

Frank Standish is also the Company Secretary.

Other than the foregoing, Alliance Boots Limited has no directors or executive officers.

AB ACQUISITIONS UK TOPCO LIMITED

DIRECTORS

Unless otherwise noted, the business address for each person listed below is Sedley Place, 4th Floor, 361 Oxford Street, London W1C 2JL, United Kingdom.

Aidan G. Clare

Present Principal Occupation: Group Treasurer, Alliance Boots

Citizenship: Republic of Ireland

Martin C. Delve

Present Principal Occupation: Group Financial Controller, Alliance Boots

Citizenship: United Kingdom

Frank Standish

Present Principal Occupation: Group Corporate Secretary, Alliance Boots

Citizenship: Republic of Ireland

OFFICERS

Frank Standish is also the Company Secretary.

Other than the foregoing, AB Acquisitions UK Topco Limited has no other directors or executive officers.

AB ACQUISITIONS LUXCO 1 S.À R.L.

MANAGERS (GÉRANTS)

Unless otherwise noted, the business address for each person listed below is 59, rue de Rollingergrund, L-2440 Luxembourg, Grand Duchy of Luxembourg. To the knowledge of Walgreen Co., all managers (gérants) listed below are Luxembourg citizens, except for Wolfgang Zettel and Stefan Lambert, each of whom is a citizen of the Federal Republic of Germany.

Wolfgang Zettel

Present Principal Occupation: Director, AVEGA S.à r.l.

Stefan Lambert

Present Principal Occupation: Director, AVEGA S.à r.l.

Simone Retter

Present Principal Occupation: Lawyer

Jean-Paul Goerens

Present Principal Occupation: Lawyer

ALLIANCE BOOTS GMBH

DIRECTORS

Stefano Pessina

Business address: 24 Boulevard du Ténao, Monte Carlo, 98000 Monaco

Present Principal Occupation: Executive Chairman, Alliance Boots

Citizenship: Monaco

Ornella Barra

Business address: 24 Boulevard du Ténao, Monte Carlo, 98000 Monaco

Present Principal Occupation: Chief Executive, Wholesale and Brands, Alliance Boots

Citizenship: Monaco

George R. Fairweather

Business address: Sedley Place, 4th Floor, 361 Oxford Street, London W1C 2JL, United Kingdom

Present Principal Occupation: Group Finance Director, Alliance Boots

Citizenship: United Kingdom

Marco Pagni

Business address: Sedley Place, 4th Floor, 361 Oxford Street, London W1C 2JL, United Kingdom

Present Principal Occupation: Group Legal Counsel & Chief Administrative Officer, Alliance Boots

Citizenship: United Kingdom

Dominic Murphy

Business address: Stirling Square, 7 Carlton Gardens, London SW1Y 5AD, United Kingdom

Present Principal Occupation: Individual Partner, Kohlberg Kravis Roberts & Co. Partners LLP.

Citizenship: Republic of Ireland

Mattia Caprioli

Business address: Stirling Square, 7 Carlton Gardens, London SW1Y 5AD, United Kingdom

Present Principal Occupation: Individual Partner, Kohlberg Kravis Roberts & Co. Partners LLP

Citizenship: Republic of Italy

Sergio D’Angelo

Business address: Stirling Square, 7 Carlton Gardens, London SW1Y 5AD, United Kingdom

Present Principal Occupation: Individual Partner, Kohlberg Kravis Roberts & Co. Partners LLP.

Citizenship: Republic of Italy

Gregory D. Wasson

Business address: c/o Walgreen Co., 108 Wilmot Road, Deerfield, Illinois 60015, USA

Present Principal Occupation: President and Chief Executive Officer, Walgreen Co.

Citizenship: U.S.A.

Wade D. Miquelon

Business address: c/o Walgreen Co., 108 Wilmot Road, Deerfield, Illinois 60015, USA

Present Principal Occupation: Executive Vice President, Chief Financial Officer and President, International, Walgreen Co.

Citizenship: U.S.A

Thomas J. Sabatino, Jr.

Business address: c/o Walgreen Co., 108 Wilmot Road, Deerfield, Illinois 60015, USA

Present Principal Occupation: Executive Vice President, General Counsel and Corporate Secretary, Walgreen Co.

Citizenship: U.S.A

Robert G. Zimmerman

Business address: c/o Walgreen Co., 108 Wilmot Road, Deerfield, Illinois 60015, USA

Present Principal Occupation: Senior Vice President, International and Global Chief Administration Officer, Walgreen Co.

Citizenship: U.S.A.

Nick Land

Business address: c/o Alliance Boots GmbH, Untermattweg 8, 3027 Bern, Switzerland

Present Principal Occupation: Company Director

Citizenship: United Kingdom

Chris Britton

Business address: c/o Alliance Boots GmbH, Untermattweg 8, 3027 Bern, Switzerland

Present Principal Occupation: Manager, B&B Capital Partners

Citizenship: United Kingdom

Tony De Nunzio

Business address: c/o Alliance Boots GmbH, Untermattweg 8, 3027 Bern, Switzerland

Present Principal Occupation: Senior Adviser to Kohlberg Kravis Roberts & Co.

Citizenship: United Kingdom

Etienne Jornod

Business address: c/o Alliance Boots GmbH, Untermattweg 8, 3027 Bern, Switzerland

Present Principal Occupation: Executive Chairman, Galenica AG

Citizenship: Switzerland

OFFICERS

Frank Standish, Company Secretary

Business address: Sedley Place, 4th Floor, 361 Oxford Street, London W1C 2JL, United Kingdom

Present Principal Occupation: Group Corporate Secretary, Alliance Boots

Citizenship: Republic of Ireland

Other than the foregoing, Alliance Boots GmbH has no other directors or executive officers.

AB ACQUISITIONS HOLDINGS LTD

DIRECTORS

Stefano Pessina

Business address: 24 Boulevard du Ténao, Monte Carlo, 98000 Monaco

Present Principal Occupation: Executive Chairman, Alliance Boots

Citizenship: Monaco

Ornella Barra

Business address: 24 Boulevard du Ténao, Monte Carlo, 98000 Monaco

Present Principal Occupation: Chief Executive, Wholesale and Brands, Alliance Boots

Citizenship: Monaco

Mattia Caprioli

Business address: Stirling Square, 7 Carlton Gardens, London SW1Y 5AD, United Kingdom

Present Principal Occupation: Individual Partner, Kohlberg Kravis Roberts & Co. Partners LLP.

Citizenship: Republic of Italy

Juan X. Chincotta

Business address: c/o AB Acquisitions Holdings Limited, 57/63 Line Wall Road, Gibraltar

Present Principal Occupation: Lawyer

Citizenship: United Kingdom

Dominic Murphy

Business address: Stirling Square, 7 Carlton Gardens, London SW1Y 5AD, United Kingdom

Present Principal Occupation: Individual Partner, Kohlberg Kravis Roberts & Co. Partners LLP.

Citizenship: Republic of Ireland

Vikram Nagrani

Business address: c/o AB Acquisitions Holdings Limited, 57/63 Line Wall Road, Gibraltar

Present Principal Occupation: Lawyer

Citizenship: United Kingdom

Marco Pagni

Business address: Sedley Place, 4th Floor, 361 Oxford Street, London W1C 2JL, United Kingdom

Present Principal Occupation: Group Legal Counsel & Chief Administrative Officer, Alliance Boots

Citizenship: United Kingdom

Wolfgang Zettel

Business address: 59, rue de Rollingergrund, L-2440 Luxembourg, Grand Duchy of Luxembourg

Present Principal Occupation: Director, AVEGA S.à r.l.

Citizenship: Federal Republic of Germany

Other than the foregoing, AB Acquisitions Holdings Limited has no other directors or executive officers.

ALLIANCE SANTÉ PARTICIPATIONS S.A.

DIRECTORS (ADMINISTRATEURS)

Stefano Pessina

Business address: 24 Boulevard du Ténao, Monte Carlo, 98000 Monaco

Present Principal Occupation: Executive Chairman, Alliance Boots

Citizenship: Monaco

Ornella Barra

Business address: 24 Boulevard du Ténao, Monte Carlo, 98000 Monaco

Present Principal Occupation: Chief Executive, Wholesale and Brands, Alliance Boots

Citizenship: Monaco

Simone Retter

Business address: 14, avenue du X Septembre, L- 2550 Luxembourg, Grand Duchy of Luxembourg

Present Principal Occupation: Lawyer

Citizenship: Luxembourg

Jean-Paul Goerens

Business address: 14, avenue du X Septembre, L- 2550 Luxembourg, Grand Duchy of Luxembourg

Present Principal Occupation: Lawyer

Citizenship: Luxembourg

Other than the foregoing, Alliance Santé Participations S.A. has no other directors or executive officers.

NEWCIP S.A.

DIRECTORS (ADMINISTRATEURS)

Stefano Pessina

Business address: 24 Boulevard du Ténao, Monte Carlo, 98000 Monaco

Present Principal Occupation: Executive Chairman, Alliance Boots

Citizenship: Monaco

Ornella Barra

Business address: 24 Boulevard du Ténao, Monte Carlo, 98000 Monaco

Present Principal Occupation: Chief Executive, Wholesale and Brands, Alliance Boots

Citizenship: Monaco

Simone Retter

Business address: 14, avenue du X Septembre, L- 2550 Luxembourg, Grand Duchy of Luxembourg

Present Principal Occupation: Lawyer

Citizenship: Luxembourg

Jean-Paul Goerens

Business address: 14, avenue du X Septembre, L- 2550 Luxembourg, Grand Duchy of Luxembourg

Present Principal Occupation: Lawyer

Citizenship: Luxembourg

Other than the foregoing, NEWCIP S.A. has no other directors or executive officers.

KKR SPRINT (2006) LIMITED

DIRECTORS

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and/or one or more of its affiliates

Citizenship: United States

KKR 2006 LIMITED

DIRECTORS

Henry R. Kravis

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

George R. Roberts

Business address: 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

David J. Sorkin

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

OFFICERS

Todd A. Fisher

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

David J. Sorkin

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

Scott C. Nuttall

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

Alexander Navab, Jr.

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

Michael W. Michelson

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

Johannes P. Huth

Business address: Stirling Square, 7 Carlton Gardens, London SW1Y 5AD, United Kingdom

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: Federal Republic of Germany

Joseph Y. Bae

Business address: Level 56, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

Marc S. Lipschultz

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

Michael M. Calbert

Business address: 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

KKR SPRINT (EUROPEAN II) LIMITED

DIRECTORS

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

KKR EUROPE II LIMITED

DIRECTORS

Henry R. Kravis

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

George R. Roberts

Business address: 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

David J. Sorkin

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

OFFICERS

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

David J. Sorkin

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

Suzanne Donohoe

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

KKR SPRINT (KPE) LIMITED

DIRECTORS

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

KKR PEI GP LIMITED

DIRECTORS

Todd A. Fisher

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

David J. Sorkin

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

OFFICERS

Henry R. Kravis

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

George R. Roberts

Business address: 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

David J. Sorkin

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

KKR FUND HOLDINGS GP LIMITED

DIRECTORS

Todd A. Fisher

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

David J. Sorkin

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

OFFICERS

Henry R. Kravis

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

George R. Roberts

Business address: 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

David J. Sorkin

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

KKR GROUP LIMITED

DIRECTORS

Todd A. Fisher

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

David J. Sorkin

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

OFFICERS

Henry R. Kravis

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

George R. Roberts

Business address: 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

David J. Sorkin

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

KKR MANAGEMENT LLC

OFFICERS

Henry R. Kravis

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

George R. Roberts

Business address: c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

Todd A. Fisher

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

William J. Janetschek

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

David J. Sorkin

Business address: 9 West 57th Street, Suite 4200, New York, New York 10019

Present Principal Occupation: Executive of KKR and/or one or more of its affiliates

Citizenship: United States

Schedule I

Transactions in Shares of Common Stock by Reporting Persons in the Past 60 Days

Reporting Person	Date	Transaction	Number of Shares of Common Stock*	Price Per Share**
WAB Holdings	4/9/14	Purchase	60,000	$65.1870
WAB Holdings	4/7/14	Purchase	215,000	$63.9361
WAB Holdings	4/4/14	Purchase	200,000	$65.3107
WAB Holdings	4/3/14	Purchase	160,000	$65.6395
WAB Holdings	4/2/14	Purchase	175,000	$65.8594
WAB Holdings	4/1/14	Purchase	150,000	$65.6451

*	The number of securities reported represents an aggregate number of shares purchased in multiple open market transactions over a range of purchase prices.
**	The price reported represents the weighted average price (excluding brokerage commissions). WAB Holdings undertakes to provide the staff of the SEC, the Issuer or a stockholder of the Issuer, upon request, the number of shares purchased by such Reporting Person at each separate price within the range.

EXHIBIT INDEX

Exhibits	Description of Exhibits

99.1*	Joint Filing Agreement, dated as of April 14, 2014, by and among, WAB Holdings LLC, Walgreens Pharmacy Strategies, LLC, Bond Drug Company of Illinois, LLC, Walgreen Eastern Co., Inc., Walgreen Arizona Drug Co., Walgreen Hastings Co., Walgreen Co., Alliance Boots Luxembourg S.à r.l., Alliance Boots Holdings Limited, AB Acquisitions UK Holdco 7 Limited, AB Acquisitions Limited, Alliance Boots International Limited, Alliance Boots Limited, AB Acquisitions UK Topco Limited, AB Acquisitions Luxco 1 S.à r.l., Alliance Boots GmbH; AB Acquisitions Holdings Limited, Alliance Santé Participations S.A., NEWCIP S.A., Stefano Pessina, KKR Sprint 2006, KKR 2006 Fund Overseas LP, KKR Associates 2006 Overseas LP, KKR 2006 Limited, KKR Sprint European II, KKR European Fund II, KKR Associates Europe II, KKR Europe II Limited, KKR Sprint KPE, KKR PEI Investments, KKR PEI Associates, KKR PEI GP, KKR Fund Holdings, KKR Fund Holdings GP, KKR Group Holdings, KKR Group, KKR & Co., KKR Management, Henry R. Kravis and George R. Roberts.

99.2	Framework Agreement, dated as of March 18, 2013, by and among the Issuer, Walgreen Co. and Alliance Boots GmbH (filed as 10.1 to the Issuer’s Current Report on Form 8-K, filed on March 20, 2013 and incorporated by reference herein)

99.3	Warrant issued on March 18, 2013 (filed as 4.1 to the Issuer’s Current Report on Form 8-K, filed on March 20, 2013 and incorporated by reference herein)

99.4	Warrant issued on March 18, 2013 (filed as 4.2 to the Issuer’s Current Report on Form 8-K, filed on March 20, 2013 and incorporated by reference herein)

99.5	Warrant issued on March 18, 2013 (filed as 4.3 to the Issuer’s Current Report on Form 8-K, filed on March 20, 2013 and incorporated by reference herein)

99.6	Warrant issued on March 18, 2013 (filed as 4.4 to the Issuer’s Current Report on Form 8-K, filed on March 20, 2013 and incorporated by reference herein)

99.7	Shareholders Agreement, dated as of March 18, 2013, by and among the Issuer, Walgreen Co. and Alliance Boots GmbH (filed as 10.2 to the Issuer’s Current Report on Form 8-K, filed on March 20, 2013 and incorporated by reference herein)

99.8	Transaction Rights Agreement, dated as of March 18, 2013, by and among the Walgreen Co., Walgreens Pharmacy Strategies, LLC, Alliance Boots GmbH, Alliance Boots Luxembourg S.à r.l., and WAB Holdings LLC (filed as 10.3 to Walgreen Co.’s Current Report on Form 8-K, filed on March 20, 2013 and incorporated by reference herein)

99.9*	Limited Liability Company Agreement of WAB Holdings LLC, dated as of March 18, 2013, by and between Walgreens Pharmacy Strategies, LLC and Alliance Boots Luxembourg S.à r.l.

99.10*	Powers of Attorney

*	Filed herewith.